Exhibit 99.1

Report of Independent Auditors

The Board of Directors and Shareholders

PowerLight Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of PowerLight Corporation and Subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, preferred stock with redemption rights and shareholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the U.S. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PowerLight Corporation and Subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the U.S.

/s/ Ernst & Young LLP

San Francisco, California

July 31, 2006

Except for Note 24,

as to which the date is

August 31, 2006

PowerLight Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31
	2005	2004
		As Restated
Assets
Current assets:
Cash and cash equivalents	$6,928,096	$2,453,127
Cash in restricted accounts	923,182	2,514,217
Receivables	44,601,179	16,495,714
Costs and estimated gross profit in excess of billings on contracts in progress	1,850,406	1,425,154
Inventory	13,461,589	8,150,280
Prepaid expenses	2,706,818	147,696
Deferred costs	7,213,783	—
Income taxes receivable	1,153,205	620,923
Deferred income taxes	3,135,567	1,421,031

Total current assets	81,973,825	33,228,142

Long-term assets:
Property and equipment, net	1,196,085	1,198,520
Patents, net	2,374,163	1,190,634
Security deposits	98,240	34,312
Deferred income taxes	280,787	216,906
Other assets	1,000,809	—

Total long-term assets	4,950,084	2,640,372

Total assets	$86,923,909	$35,868,514

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Note payable—bank	$2,527,382	$—
Accounts and subcontractors payable	29,865,293	5,766,690
Trade payables secured by incentive rebates	—	5,657,283
Accrued expenses	11,575,840	3,764,993
Billings in excess of costs and estimated gross profit on contracts in progress	20,789,783	7,793,241
Forward exchange contracts liability	10,393	453,906
Current maturities of obligations under capital leases	109,838	86,737
Current maturities of obligations to purchase renewable energy certificates	1,380,000	280,000
Current maturities of obligation for purchase of patents	92,000	92,000

Total current liabilities	66,350,529	23,894,850

Long-term liabilities:
Note payable to stockholder	$—	$2,000,000
Obligations under capital leases, net of current maturities	227,888	199,211
Obligations to purchase renewable energy certificates, net of current maturities	1,612,101	1,166,150
Obligation for purchase of patents, net of current maturities	138,000	138,000
Accrued warranty, net of current portion	3,628,392	1,960,091

Total long-term liabilities	5,606,381	5,463,452

Total liabilities	71,956,910	29,358,302

Preferred stock with redemption rights:
Convertible Series B; $0.0001 par value per share; designated 1,516,303 shares; 1,516,303 shares issued and outstanding at December 31, 2004	—	8,782,913
Convertible Series C; $0.0001 par value per share; designated 3,750,000 shares; 2,280,548 shares issued and outstanding at December 31, 2005; liquidation preference of $13,110,761	13,110,761	—

Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value per share; authorized 15,000,000 shares
Convertible Series A; $0.0001 par value per share; designated 810,810 shares; 810,810 shares issued and outstanding at December 31, 2005 and 2004; liquidation preference of $61,000	61,000	61,000
Convertible Series B; $0.0001 par value per share; designated 1,516,303 shares; 1,516,303 shares issued and outstanding at December 31, 2005; liquidation preference of $5,410,000	9,256,561	—
Common stock: $0.0001 par value per share; 30,000,000 shares authorized; 11,123,116 and 10,000,000 shares issued and outstanding at December 31, 2005 and 2004	1,112	1,000
Additional paid-in capital	1,737,577	1,327,433

Accumulated other comprehensive income	17,926	100,598

Accumulated deficit	(9,217,938)	(3,762,732)

Total stockholders’ equity (deficit)	1,856,238	(2,272,701)

Total liabilities, preferred stock with redemption rights and stockholders’ equity	$86,923,909	$35,868,514

See accompanying notes.

PowerLight Corporation and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31
	2005	2004	2003
		As Restated	As Restated

Contract revenue	$107,816,241	$87,583,604	$50,900,756

Direct costs	96,064,409	74,425,673	42,845,388

Gross profit from contracting	11,751,832	13,157,931	8,055,368

Operating expenses:

Selling and marketing	5,773,111	4,521,687	3,646,341
General and administrative	10,023,972	5,174,617	3,976,604
Research and development	526,305	1,114,477	66,236

Total operating expenses	16,323,388	10,810,781	7,689,181

(Loss) income from operations	(4,571,556)	2,347,150	366,187

Interest expense	(302,136)	(347,055)	(414,014)

Other expense	(159,667)	(532,143)	(88,466)

(Loss) income before income taxes	(5,033,359)	1,467,952	(136,293)

Benefit for income taxes	(1,080,590)	(987,847)	(93,291)

Net (loss) income	(3,952,769)	2,455,799	(43,002)

Less: Deemed dividends on preferred stock	(1,386,000)	(1,285,658)	(1,001,886)

Net (loss) income attributable to common stockholders	$(5,338,769)	$1,170,141	$(1,044,888)

See accompanying notes.

PowerLight Corporation and Subsidiaries

Consolidated Statements of Preferred Stock With Redemption Rights and Stockholders’ Equity (Deficit)

			Shareholders’ Equity
	Preferred Stock With Redemption Rights		Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings Accumulated (Deficit)	Total Stockholders’ Equity (Deficit)	Comprehensive Income
	Shares	Dollars	Shares	Dollars	Shares	Dollars
Balance, December 31, 2002	1,516,303	$6,296,035	810,810	$61,000	10,000,000	$1,000	$1,180,980	$(4,053)	$(3,555,162)	$(2,316,235)
Deemed dividend on preferred stock	—	1,001,887	—	—	—	—	—	—	(1,001,887)	(1,001,887)
Series B Convertible Preferred Stock amortization of discount	—	166,411	—	—	—				(166,411)	(166,411)
Translation adjustment	—	—	—	—	—	—	—	3,612	—	3,612	$3,612
Issuance of warrant in exchange for services	—	—	—	—	—	—	16,396	—	—	16,396
Exercise of stock options	—	—	—	—	—	17,500	12,673	—	—	30,173
Repurchase of common stock	—	—	—	—	—	(17,500)	(26,127)	—	—	(43,627)
Net loss	—	—	—	—	—	—	—	—	(43,002)	(43,002)	(43,002)

Comprehensive loss											$(39,390)

Balance, December 31, 2003	1,516,303	7,464,333	810,810	61,000	10,000,000	1,000	1,183,922	(441)	(4,766,462)	(3,520,981)

Deemed dividend on preferred stock	—	1,152,169	—	—	—	—	—	—	(1,152,169)	(1,152,169)
Series B Convertible Preferred Stock amortization of discount	—	166,411	—	—	—	—	—	—	(166,411)	(166,411)
Issuance of common stock warrant to Series B Convertible Preferred Stock shareholders	—	(133,489)	—	—	—	—	133,489	—	—	133,489
Deemed dividend to Series B Convertible Preferred Stock shareholders	—	133,489	—	—	—	—	—	—	(133,489)	(133,489)
Translation adjustment	—	—	—	—	—	—	—	101,039	—	101,039	$101,039
Issuance of warrant in exchange for services	—	—	—	—	—	—	10,022	—	—	10,022	—
Net income	—	—	—	—	—	—	—	—	2,455,799	2,455,799	2,455,799

Comprehensive income (loss)											$2,556,838

Balance, December 31, 2004	1,516,303	8,782,913	810,810	61,000	10,000,000	1,000	1,327,433	100,598	(3,762,732)	(2,272,701)

Issuance of Series C Convertible Preferred Stock, net of issuance costs	2,280,548	12,081,972	—	—	—	—	—	—	(423,262)	(423,262)
Deemed dividend on Series B Convertible Preferred Stock through April 26, 2005	—	423,262	—	—	—	—	—	—	—	—
Reclass due to Series B Convertible Preferred Stock modification	(1,516,303)	(9,206,175)	1,516,303	9,206,175	—	—	—	—	—	9,206,175
Series B Convertible Preferred Stock amortization of discount	—	—	—	50,386	—	—	—	—	(50,386)	—
Series C Convertible Preferred Stock amortization of discount	—	66,052	—	—	—	—	—	—	(66,052)	(66,052)
Deemed dividend on Series C Convertible Preferred Stock	—	962,737	—	—	—	—	—	—	(962,737)	(962,737)
Employee stock option exercises	—	—	—	—	1,123,116	112	59,047	—	—	59,159
Tax benefit associated with stock option exercises	—	—	—	—	—	—	226,097	—	—	226,097
Translation adjustment	—	—	—	—	—	—	—	(82,672)	—	(82,672)	$(82,672)
Compensation to shareholder for personal guarantee	—	—	—	—	—	—	125,000	—	—	125,000
Net loss	—	—		—		—	—	—	(3,952,769)	(3,952,769)	(3,952,769)

Comprehensive loss											$(4,035,441)

Balance, December 31, 2005	2,280,548	$13,110,761	2,327,113	$9,317,561	11,123,116	$1,112	$1,737,577	$17,926	$(9,217,938)	$1,856,238

See accompanying notes.

PowerLight Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31
	2005	2004	2003
		As Restated	As Restated
Cash flows from operating activities
Net (loss) income	$(3,952,769)	$2,455,799	$(43,002)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,109,986	720,483	569,278
Tax benefit associated with stock option exercises	226,096	—	—
Issuance of stock options/warrants for services	125,000	10,022	16,396
Foreign currency translation adjustment	(82,672)	101,039	3,612
Changes in operating assets and liabilities:
Receivables	(28,105,465)	1,572,010	(3,971,011)
Costs and estimated gross profit in excess of billings on contracts in progress	(425,252)	1,443,257	118,208
Prepaid expenses and deposits	(3,623,859)	(2,110)	(65,147)
Inventory	(5,311,309)	(4,974,681)	7,705,937
Accounts and subcontractors payable	29,074,684	1,433,714	(3,995,181)
Billings in excess of costs and estimated gross profit on contracts in progress	12,996,542	4,114,888	858,723
Deferred costs	(7,213,783)	—	—
Income taxes payable	(532,282)	(650,981)	30,058
Deferred income taxes	(1,778,417)	(1,471,966)	(133,349)

Net cash (used in) provided by operating activities	(7,493,500)	4,751,474	1,094,522

Cash flows from investing activities
Increase in restricted cash	1,591,035	(2,514,217)	—
Purchase of property and equipment	(866,535)	(505,143)	(372,579)
Capitalized patent costs	(1,424,545)	(425,130)	(190,492)

Net cash used by investing activities	(700,045)	(3,444,490)	(563,071)

Cash flows from financing activities
Net proceeds (repayments) under line of credit	2,527,382	(1,862,623)	(100,000)
Proceeds from exercise of stock options	59,160	—	(13,454)
Proceeds from sale of preferred stock, net of issue costs (net of $2,000,000 from conversion of note payable)	10,081,972	—	—
Proceeds from issuance of note payable	—	2,000,000	—

Net cash provided (used) by financing activities	12,668,514	137,377	(113,454)

Increase in cash and cash equivalents	4,474,969	1,444,361	417,997

Cash and cash equivalents, beginning of year	2,453,127	1,008,766	590,769

Cash and cash equivalents, end of year	$6,928,096	$2,453,127	$1,008,766

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Income taxes	$1,025,937	$1,135,363	$60,000
Interest	266,226	272,972	379,383

See accompanying notes.

PowerLight Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Significant Accounting Policies

Company’s Activities

PowerLight Corporation and Subsidiaries (the “Company”) was incorporated in California on January 25, 1995 to design, manufacture and install grid-connected commercial solar electric products and systems. The work is performed primarily under fixed-price contracts throughout the U.S. and in Germany. The Company also engages in research and development of solar electric products, part of which is funded by government agencies.

The following items comprise the significant accounting policies of the Company. These policies reflect industry practices and conform to U.S. generally accepted accounting principles.

Principles of Consolidation and Restatement

The consolidated financial statements include the subsidiary accounts of the Company: PowerLight Systems AG, PowerLight GmbH, and PowerLight BV. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company has adjusted certain amounts in these 2004 and 2003 financial statements compared to previously reported amounts to correct balances primarily related to its contract revenue, contract costs, accrued warranty, California state sales tax accrual, and inventory items.

The effects of the restatement in 2004 and 2003 are as follows:

	2004		2003
	As Previously Reported	As Reported	As Previously Reported	As Reported
Contract revenues	$91,556,676	$87,583,604	$54,938,133	$50,900,756
Direct costs	76,211,732	74,425,673	43,905,543	42,845,388

Gross profit from contracting	15,344,944	13,157,931	11,032,590	8,055,368
Operating expenses	10,409,032	10,810,781	8,376,874	7,689,181

(Loss) income from operations	4,935,912	2,347,150	2,655,716	366,187
Interest and other expenses	(1,334,743)	(879,198)	(415,029)	(502,480)

(Loss) income before income taxes	3,601,169	1,467,952	2,240,687	(136,293)
Provision for income taxes	(806,712)	(987,847)	(570,776)	(93,291)

Net (loss) income	$2,794,457	$2,455,799	$1,669,911	$(43,002)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities including accrued warranty, royalty and commission, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Statement Classification

In accordance with normal practice in the construction industry, the Company includes in current assets and liabilities amounts realizable and payable over a period in excess of one year. Consistent with this practice, asset and liability accounts relating to construction contracts, including related deferred income taxes, are classified as current. The terms of contracts entered into by the Company vary but are typically less than one year.

Revenue and Cost Recognition

Construction Contracts

The Company recognizes revenues from fixed price contracts under AICPA Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction–Type and Certain Production–Type Contracts, using the percentage-of-completion method of accounting. Under this method, revenue is recognized as work is performed based on the percentage that incurred costs bear to estimated total forecasted costs utilizing the most recent estimates of forecasted costs.

Due to inherent uncertainties in estimating cost, job costs estimates are reviewed and/or updated by management working with its Projects Department each month.

Incurred costs include all direct material, labor, subcontract costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, and repairs.

Job material costs are included in incurred costs when the job materials have been installed. Where contracts stipulate that title to job materials transfers to the customer before installation has been performed, revenue is deferred and recognized upon installation, in accordance with the percentage-of-completion method of accounting. Job materials are considered installed materials when they are permanently attached or fitted to the solar power system as required by the job’s engineering design. The Projects Department determines the completed percentage of installed job materials at the end of each month; generally this information is also reviewed with the customer’s on-site representative. The completed percentage of installed job materials is then used for each job to calculate the month-end job material costs incurred.

Direct labor, subcontractor, and other costs are charged to contract costs as incurred.

Provisions for estimated losses on uncompleted contracts, if any, are recognized in the period in which the loss first becomes probable and reasonably estimable.

Contracts may include profit incentives such as milestone bonuses. These profit incentives are included in the contract value when their realization is reasonably assured.

Some of the Company’s fixed price contracts are for projects at multiple locations under a single contract. It is the Company’s policy to segment contracts with a single customer that include installations at multiple locations. In most of these contract agreements, the stated contract price is allocated to the different project locations. The basis for allocating the price is often the relative system rated capacity, expressed in kilowatts.

The asset, “Costs and estimated gross profit in excess of billings on contracts in progress,” represents revenues recognized in excess of amounts billed, including earned unbilled incentive rebates. The liability, “Billings in excess of costs and estimated gross profit on contracts in progress,” represents billings, including earned unbilled incentive rebates, in excess of revenues recognized.

Value-Added Reseller Contracts

The Company recognizes revenues for equipment and engineering service sales to value-added resellers (VARs) when title to the equipment transfers to the customer, usually on the date the equipment is shipped, and cash collections are reasonably assured. Revenues under such agreements are included in contract revenue in the consolidated statements of income and were $17,942,456, $2,726,128, and $2,537,007 in the years ended December 31, 2005, 2004, and 2003, respectively.

Service Agreements

The Company recognizes revenues for service agreements related to construction contracts equally over the service agreement term. Service agreement revenue is at fair value, and annual service agreement fees are usually pre-paid by customers. Revenue from service agreements are not significant for the years ended December 31, 2005, 2004 and 2003.

New Jersey Renewable Energy Credits

Solar renewable energy certificates (“SREC”) are intangible assets, measured in megawatt-hours, that encompass the environmental benefit associated with producing solar energy. The Company purchases SRECs from solar installation owners in New Jersey, and primarily sells SRECs to entities who must either retire a certain volume of SRECs each year or face much higher alternative compliance payments.

The Company recognizes revenues for New Jersey renewable energy credit (“REC”) sales when the RECs are delivered to the customers under the contract terms and cash collections are reasonably assured.

Cash and Cash Equivalents

All highly liquid investments with maturities of 90 days or less at the date of purchase are considered to be cash equivalents. Cash and cash equivalents consist of demand deposits and money market accounts.

Contract Receivables

Contract receivables are recorded when invoices are issued and are presented in the balance sheet net of the allowance for doubtful accounts. Contract receivables are written off when they are determined to be uncollectible. The allowance for doubtful accounts is estimated based on the Company’s historical losses, the existing economic conditions in the construction industry, and the financial stability of its customers. As of December 31, 2005 and 2004, the allowance for doubtful accounts amounted to $114,998 and $0, respectively.

Property and Equipment

Depreciation and amortization are computed using the straight-line method over the estimated useful lives which are between 3 and 15 years. Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment under capital lease is capitalized at the present value of the future minimum lease payments. Leasehold improvements and assets acquired pursuant to capital leases are amortized on the straight-line basis over the shorter of the lease term or the estimated useful life of the related asset.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are eliminated from their respective accounts and any resulting gains or losses are recorded in other income (expense) in the period realized. Repairs and maintenance costs are charged to expense as incurred. Expenditures which substantially increase an asset’s useful life are capitalized.

Costs incurred in the development of software for internal use are capitalized according to SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires that certain costs for the development of internal use software be capitalized, including the costs of coding software configuration, upgrades and enhancements. Product development costs include cost incurred to develop, enhance and manage the Company’s Web site and data acquisition system software. Capitalized software costs are amortized on a straight-line basis over three years.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value.

Inventory

Inventory is stated at the lower of cost or market, with cost determined primarily on the average cost method.

Patents

The Company capitalizes external costs of patents and patent applications related to products and processes of significant importance to its business and amortizes these costs on a straight-line basis over their estimated useful lives of 15 years. Such costs are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such patents may not be recoverable.

Research and Development

Research and development costs related to both future and present products are charged to operating expense as incurred and are reported net of any reimbursements received from governmental agency research and development contracts because such contracts are considered collaborative arrangements.

The Company engages in research and development of solar electric products, which is primarily funded by government agencies. These contracts typically are structured so that after general and administrative expenses are applied in accordance with government accounting regulations, no net profit is realized. In addition, these contracts usually contain royalty agreements which provide for royalties based on sales of products developed through the contract funding. The Company has various research and development contracts (in progress and completed) with state agencies in California and New York whereby the Company is obligated to pay royalties.

The following table presents the Company’s approximate research and development expenses by funding category:

	Year Ended December 31
	2005	2004	2003
Government funding	$(1,531,007)	$(895,535)	$(2,306,489)
Costs incurred on government contracts	1,745,984	934,853	1,269,292
Internal costs	311,328	1,075,159	1,103,433

Total	$526,305	$1,114,477	$66,236

Warranty Reserves

The Company generally provides warranties for its products for a period of five years from the date of delivery based upon the terms of the customer’s contract. Estimated warranty obligations are recorded at the time of sale. The Company accrues for warranty related costs using estimated amounts for each project based on historical costs incurred and expectations of future expenses.

Stock-Based Compensation

The Company accounts for common stock options granted to employees using the intrinsic value method and, thus, recognizes no compensation expense for options granted with exercise prices equal to or greater than the fair value of the Company’s common stock on the date of the grant. Options granted to nonemployees are accounted for in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force Issue (“EITF”) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services using the Black-Scholes valuation model.

As permitted under SFAS No. 123, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangement as defined by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including SFAS No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion 25.

Stock compensation expense for options granted to non-employees has been determined in accordance with SFAS No. 123 and EITF No. 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options granted to nonemployees is periodically remeasured as the underlying options vest.

Effective January 1, 2006, the Company will adopt SFAS No. 123(R) (revised 2004), Share-Based Payment and will begin to account for its stock-based employee compensation using fair-value-based accounting (see Recent Accounting Pronouncements below).

Advertising Expenses

Advertising costs are expensed as incurred. Total advertising expenses incurred were $120,418, $115,652, and $33,261 in fiscal years 2005, 2004, and 2003, respectively.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach for income taxes.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes. These differences relate primarily to the differences between the bases of long-term contracts, depreciable assets, warranty reserves, and other accrued expenses. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, if realization is more likely than not.

For long-term contracts entered into after December 31, 2002, the Company is required under Section 460 of the Internal Revenue Code to report income on the percentage-of-completion method. The Company’s regular tax method is the completed contract method of accounting. That reporting method is currently suspended for the Company under the provisions of Section 460, but may be available in future years.

The Company may also be subject to the alternative minimum tax (“AMT”). AMT is calculated based on the percentage-of-completion method at lower tax rates than the regular tax. The excess of AMT over regular tax is added to the regular tax. This excess is carried over to future years as a credit against regular tax until it is fully utilized. The credit cannot reduce the regular tax below AMT in any year.

Derivatives and Hedges

The Company addresses certain financial exposures through a program of risk management that includes the use of derivative financial instruments. Generally, the Company enters into hedging relationships such that changes in the fair values or cash flows of the items being hedged are expected to be offset by corresponding changes in the value of the derivatives. The Company accounts for derivative instruments under the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and evaluating effectiveness of hedging relationships.

The Company documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. Changes in the fair value of derivatives that are highly effective as, and that are designated and qualify as, foreign currency cash flow hedges are recorded in other comprehensive income (loss) until the associated hedged transaction impacts earnings. Changes in the fair value of derivates that are ineffective are recorded as interest income and other (expense), net in the period of change.

The Company’s forward exchange contracts have maturities of less than one year. The counterparties to these contracts are major financial institutions. Exposure to credit loss in the event of nonperformance by any of the counterparties is limited to only the recognized, but not realized, gains attributable to the contracts. Management believes that the risk of loss is remote and in any event would not be material. Costs associated with entering into such contracts have not been material to the Company’s financial results. The Company does not utilize derivative financial instruments for trading or speculative purposes.

At December 31, 2005 and 2004, the Company had a forward exchange contract liability of $10,393 and $453,906, respectively, representing the estimated amount that would be due to the financial institution to settle outstanding forward exchange contracts at December 31, 2005 and 2004. The net loss recognized during 2004, which represents the ineffective portion of the forward exchange contract hedge, was $453,000 and is included in other income (expense) in the accompanying 2004 statement of income.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, primarily cash, receivables, accounts payable, and accrued expenses approximate their fair values due to their short maturities. It is not practicable to estimate the fair value of the note payable to stockholder because of its unique terms, and the obligation to purchase renewable energy certificates because of their unique nature.

Foreign Currency Translation

Foreign currency transaction gains and losses are the result of the effect of exchange rate changes on transactions denominated in currencies other than the U.S. dollar, the primary (functional) currency in which the Company conducts its business. Gains and losses on those foreign currency transactions are included in determining net income for the period in which exchange rates change. Accordingly, at the date such transactions are recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured and recorded in the functional currency of the Company by use of the exchange rate in effect at that date, and, at each balance-sheet date, recorded balances denominated in a currency other than the functional currency are adjusted to reflect the current exchange rate.

The aggregate foreign currency transaction loss included in net income (loss) for 2005, 2004, and 2003 were $293,997, $79,381, and $0, respectively.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables.

The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed U.S. federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

As is customary in the industry, the Company grants credit to its customers, substantially all of whom are commercial enterprises and governmental agencies. Management believes that its contract acceptance, billing, and collection policies are adequate to minimize the potential credit risk.

Concentration of Significant Vendors

As of December 31, 2005 and 2004, approximately 78% and 80%, respectively, of the Company’s accounts payable were derived from three vendors.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R). SFAS No. 123(R) focuses primarily on transactions in which an entity exchanges its equity instruments for employee services and generally establishes standards for the accounting for transactions in which an entity obtains goods or services in share-based payment transactions. Generally, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative upon adopting SFAS No. 123(R). SFAS No. 123(R) must be adopted by the Company no later than January 1, 2006. The Company intends to use the prospective transition method for implementing SFAS 123(R). The adoption of SFAS 123(R) will increase compensation and benefits expense beginning in the first quarter of 2006. However, the specific amount of this increase cannot be predicted at this time because it will depend on the level of share-based payments granted in the future.

In March 2005, the FASB issued Interpretation No. (“FIN”) 47, Accounting for Conditional Asset Retirement Obligations, that requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. FIN 47 clarifies that the term conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company has determined that this standard will not have a material impact on its consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a Replacement of Accounting Principles Board (APB) Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a change in accounting principle. It applies both to voluntary changes and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions. APB Opinion No. 20 previously required that most voluntary changes in accounting principles be recognized by recording the cumulative effect of a change in accounting principle. SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. The Company will determine the impact of this standard on its consolidated financial statements when an accounting change or error correction occurs.

2. Cash in Restricted Accounts

Cash in restricted accounts represents collateral for letters of credit issued by a commercial bank in favor of two of the Company’s suppliers and one customer. The funds will be released upon payment to the suppliers and the successful completion of the customer contracts.

3. Deferred Costs

Initial Public Offering

As of December 31, 2005, the Company was proceeding toward an initial public offering (IPO) of its common stock and had incurred approximately $1,084,884 in IPO transaction-related costs which it deferred as prepaid expenses. If the Company does not proceed to an IPO, these costs will be expensed at such time.

Other

As of December 31, 2005, the Company had $6,128,899 of uninstalled materials on contracts for which title had transferred to the customer. Because these materials cannot be recognized as contract costs, they are included as deferred assets until installation.

4. Receivables

Receivables at December 31, 2005 and 2004 consists of the following:

	2005	2004
Current contracts	$24,584,366	$8,148,000
Retention—contracts	2,373,970	837,709
Unbilled incentive rebates	13,046,203	6,116,831
VAT refund receivable	3,752,802	910,085
Other	843,838	483,089

	$44,601,179	$16,495,714

Retention

Retention in contracts are portions of the total billed amount withheld by customers until certain completion milestones on the contract are achieved. Such amounts and milestones are per the terms of the individual contracts with customers.

Unbilled Earned Rebates

The majority of all of the Company’s projects in the U.S. are eligible for incentive rebates under government programs administered by various state utilities. The incentive rebate is generally structured as part of the Company’s contract with its customer. The incentive rebate is not billable until the project is complete. Because of the high degree of certainty regarding realization of these rebates, the Company recognizes as a receivable a portion of the incentive rebate representing the sales value of performance under the contract. Accordingly, contract billings and receivables include earned but unbilled incentive rebates measured on a percentage-of-completion basis.

VAT Refunds Receivables

Value Added Tax (VAT) refunds receivable are amounts that the Company has previously paid to and expects to receive from governments of foreign countries in which the Company does business.

5. Costs and Estimated Gross Profit on Contracts in Progress

Costs and estimated gross profit on contracts in process consists of the following:

	2005	2004
Costs incurred to date on contracts in progress	$166,458,551	$80,317,070
Estimated gross profit to date	28,054,624	14,506,479

Contract revenue earned to date	194,513,175	94,823,549
Less: Billings to date, including earned incentive rebates	(213,452,552)	(101,191,636)

	$(18,939,377)	$(6,368,087)

Costs and estimated gross profit in excess of billings on contracts in progress and billings in excess of costs and estimated gross profit on contracts in progress consists of the following at December 31, 2005 and 2004:

	2005	2004
Costs and estimated gross profit in excess of billings on contracts in progress	$1,850,406	$1,425,154
Billings in excess of costs and estimated gross profit on contracts in progress	(20,789,783)	(7,793,241)

	$(18,939,377)	$(6,368,087))

6. Inventory

Inventory at December 31, 2005 and 2004 consists of the following:

	2005	2004
Raw materials	$253,869	$97,896
Finished goods	13,207,720	8,052,384

	$13,461,589	$8,150,280

Finished goods include $3,425,239 and $0 of goods-in-transit as of December 31, 2005 and 2004, respectively.

7. Property and Equipment

Property and equipment at December 31, 2005 and 2004 consists of the following:

	2005	2004
Office, computer equipment, and software	$2,166,961	$1,589,839
Factory fixtures and equipment	502,736	514,600
Automobiles	131,200	47,041
Leasehold improvements	465,063	392,230

Total property and equipment	3,265,960	2,543,710
Less: Accumulated depreciation and amortization	(2,069,875)	(1,345,190)

	$1,196,085	$1,198,520

Depreciation expense was $868,970, $649,677, and $509,380 for the years ended December 31, 2005, 2004, and 2003, respectively.

Property and equipment at December 31, 2005 and 2004 includes assets of $482,780 and $482,780, respectively, acquired under capital lease agreements. Accumulated amortization relating to property and equipment under capital leases totaled $252,369 and $170,263 at December 31, 2005 and 2004, respectively.

8. Patents

The Company purchased two patents for $1,150,000 and $230,000 in 2005 and 2004, respectively. Patent costs are amortized over the estimated useful life of 15 years. Amortization expense for the years ended December 31, 2005 and 2004 was $241,016 and $70,806, respectively, and is included in research and development expenses.

Patent costs and related accumulated amortization at December 31, 2005 and 2004 consists of the following:

	2005	2004
Patent costs	$2,836,980	$1,412,435
Less: Accumulated amortization	(462,817)	(221,801)

Patents—net	$2,374,163	$1,190,634

Expected future amortization expense for patents for each of the next five years and thereafter is as follows:

Year Ending December 31
2006	$249,562
2007	249,562
2008	233,377
2009	188,229
2010	188,229
Thereafter	1,265,204

Total	$2,374,163

In addition, the Company has patents pending in the U.S. and foreign countries. The Company has $1 million per claim up to an aggregate of $3 million in patent protection insurance for defense of its patent positions and has nondisclosure agreements signed with major solar producers, suppliers, contractors, and consultants around the world.

9. Line of Credit

At December 31, 2004, the Company had a $5 million commercial letter of credit facility and a $5.5 million revolving line of credit with a commercial bank bearing interest at 2.25% above the bank’s LIBOR rate or 0.25% above the prime rate. As of December 31, 2004, the LIBOR rate was 3.10% and the prime rate was 5.25%. The lines of credit were secured by all of the assets of the Company and were guaranteed by the Company’s principal stockholder (aggregate guaranties limited to $7 million). The credit agreements contained certain covenants with respect to maintaining specified ratios and minimum net worth. This credit facility expired on May 31, 2005. There were no outstanding borrowings under the lines of credit at December 31, 2004.

As of December 31, 2005, Company has a $12 million revolving line of credit with a commercial bank bearing interest at the prime rate plus 0.25% with an expiration date of May 31, 2006. The Company’s borrowing availability for this credit facility is the lesser of (i) $12 million, or (ii) 75% of eligible accounts receivable plus 50% of eligible inventory less the sum of all issued commercial letters of credit. Issued commercial letters of credit cannot exceed $7 million. Outstanding borrowings under the revolving line of credit are $2,527,382 at December 31, 2005. The line of credit is secured by all of the assets of the Company. The revolving line of credit agreement contains certain covenants with respect to maintaining specified ratios and minimum net worth. The Company was out of compliance with certain of these covenants as of December 31, 2005 and the bank waived all breaches of the agreement on February 21, 2006.

The Company had outstanding letters of credit issued under the lines of credit in the amount of $2,588,432 at December 31, 2005.

10. Trade Payables Secured by Incentive Rebates

During 2005 and 2004, the Company entered into various agreements with solar panel suppliers (the “Suppliers”) whereby the Company assigns government rebate receivables to the Suppliers as settlement against the purchase price.

Under the terms of the agreements, the Suppliers receive the payments from the government rebate agency, deduct outstanding amounts owed to them by the Company and remit the remaining balance to the Company. During 2005, Suppliers remitted the entire rebate to the Company because the Company had paid all Supplier invoices on the due dates. As of December 31, 2005 and 2004, $0 and $5,657,283, respectively, was assigned to the Suppliers as settlement against the purchase price.

11. Accrued Expenses

Accrued expenses at December 31, 2005 and 2004 consist of the following:

	2005	2004
Inventory	$3,425,239	$—
Commissions	1,025,155	654,058
Employee compensation and related expenses	541,328	672,334
Interest	104,503	116,307
Royalties	1,318,932	853,608
Sales and use tax	336,725	600,181
VAT payable	1,654,859	—
Warranty accrual	4,398,391	2,554,317
Other	2,399,100	274,279

	15,204,232	5,725,084
Less: Long-term portion of warranty accrual	3,628,392	1,960,091

	$11,575,840	$3,764,993

12. Income Tax Expense

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Income tax expense (benefit) for the years ended December 31, 2005, 2004, and 2003 consists of the following:

	2005	2004	2003
Current:
Federal	$666,009	$314,418	$6,851
State	31,818	169,701	33,216

	697,827	484,119	40,067

Deferred:
Federal	(1,556,963)	(1,242,201)	(103,745)
State	(221,454)	(229,765)	(29,593)

	(1,778,417)	(1,471,966)	(133,338)

	$(1,080,590)	$(987,847)	$(93,271)

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities at 2005, 2004, and 2003 consist of the following:

	2005	2004	2003
Deferred tax assets:
Accrued expenses	$3,523,887	$2,106,777	$1,293,937
Depreciation and amortization	149,248	135,311	94,809
Others	28,089	15,401	15,056

Deferred tax assets	3,701,224	2,257,489	1,403,802

Deferred tax liabilities:
Deferred gross profit on construction contracts in progress	—	(189,203)	(1,225,308)
Deferred state taxes	(165,937)	(90,643)	(12,523)
Unrealized foreign currency gains	(118,933)	(339,706)	—

Deferred tax liabilities	(284,870)	(619,552)	(1,237,831)

Net deferred tax assets	$3,416,354	$1,637,937	$165,971

Income tax expense (benefit) for the years ended December 31, 2005, 2004 and 2003 is reconciled from the expected tax based on the U.S. federal statutory rate applied to pre-tax earnings as follows:

	2005	2004	2003
Federal tax at statutory rate of 34%	$(1,711,342)	$499,104	$(46,340)
Apportioned state income taxes, net of federal benefit	(124,440)	(39,642)	2,387
Foreign income taxes	506,379	—	(6,299)
Extraterritorial income exclusion	—	(419,252)	—
Valuation allowance adjustment	—	(1,064,389)	(62,850)
Others—net	248,813	36,332	19,811

	$(1,080,590)	$(987,847)	$(93,291)

The net change in the total valuation allowance is as follows:

	2005	2004	2003
Balance, beginning of year	$—	$1,064,389	$1,127,239
Net change in valuation allowance	173,467	(1,064,389)	(62,850)

Balance, end of year	$173,467	$—	$1,064,389

At December 31 2003, the Company had a U.S. federal net operating loss carryforwards of approximately $2.7 million. At December 31 2003, the Company had a state net operating loss carryforward of approximately $2 million. The U.S. federal and state loss carryforwards were used in 2003 and 2004 to reduce taxable income. At December 31 2005, the Company had an international net operating loss carryforward of approximately $1.4 million available to reduce future taxable income.

13. Note Payable to Stockholder

On December 7, 2004, the Company issued a $2 million convertible unsecured promissory note to a stockholder. The note was convertible into either shares of Series B Preferred Stock or Series C Preferred Stock when issued. The note provided for interest at an annual rate of 6%. Interest was accrued until conversion to 375,461 shares of Series C Preferred Stock during the month of April 2005. This note agreement was subordinated to any and all obligations owed by the Company to the commercial bank (see Note 9).

The Company considered EITF No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and determined that the instrument had no beneficial conversion feature at the time of issuance. As the instrument was converted under its original terms, the basis in the debt carried over to the stock issued in the exchange.

14. Obligation to Purchase California Renewable Energy Certificates

In 2005 and 2004, the Company entered into seven REC purchase contracts in the state of California with seven customers. RECs are intangible assets measured in kilowatt- or megawatt-hours of electricity and encompass the environmental benefit associated with producing clean, nonpolluting energy. California RECs are bought and sold on the voluntary market. There is a general lack of liquidity in the voluntary REC market, and the Company has therefore only sold a small portion of the California RECs it has acquired to date. As such, the Company accrues the amount of such obligation as a reduction in system installation revenue in accordance with EITF No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Product). The application of the present value measurement (valuation) technique to these obligations, which are assumed in connection with sales of goods and services, has not been applied in accordance with an exception provided in APB Opinion No. 21, Interest on Receivables and Payables.

The obligations to purchase California renewable energy certificates are as follows:

2006	$1,393,500
2007	537,500
2008	384,500
2009 and thereafter	676,602

Total payments	$2,992,102

15. Obligation for Purchase of Patents

In 2004, the Company acquired certain patents from a third party. The contract requires the Company to make five equal annual installment payments on or before October 1 of each year beginning in 2004. No payments have been made to the third party as of December 31, 2005 because the third party has not notified the Company in writing that all liens for the patent have been cleared, as required by the agreement.

Principal maturities of the obligation for the purchase of patents for the three years ending December 31, 2008 are as follows:

2006	$92,000
2007	69,000
2008	69,000

Total principal payments	$230,000

16. Accrued Warranty

The Company generally provides a warranty on its products for a period of five years. The Company estimates a warranty cost for each project and this amount is accrued. Warranty related costs are charged against the warranty accrual when incurred. The accrued warranty balance was $4,398,391, $2,554,317, and $1,267,883 at December 31, 2005, 2004, and 2003, respectively. It is not possible to predict the maximum potential amount of future warranty-related expenses under these or similar contracts due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular contract. Historically, warranty costs under these contracts have been within management’s expectations.

The movements in accrued warranty is as follows:

	2005	2004	2003
Balance, beginning of year	$2,554,317	$1,267,833	$665,422
Additions to the warranty reserve	3,066,054	1,722,119	1,080,029
Charges incurred	(1,221,980)	(435,685)	(477,568)

Balance, end of year	$4,398,391	$2,554,317	$1,267,883

17. Preferred Stock

Authorized Shares

The Company has authorized a total of 15 million shares of convertible preferred stock of which 810,810 shares are designated as Series A Preferred Stock, 1,516,303 are designated as Series B Preferred Stock, and 3,750,000 are designated as Series C Preferred Stock. The holders of convertible preferred stock have various rights and preference as follows:

Voting

The holders of shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall be entitled to vote on all matters with each such share entitled to cast that number of votes as is equal to the number of shares of common stock into which such share could be converted. Except where class voting is required by law and except for the special voting rights described below, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and common stock vote together and not as separate classes.

Dividends

Preferred Stock

No dividends or other distributions can be made with respect to the common stock during any fiscal year until all accrued and payable dividends on each then-outstanding series of preferred stock have been declared and paid or set apart during that fiscal year.

Series A, B, and C Preferred Stock

After dividends on any then-outstanding preferred stock have been declared and paid or set apart, the holders of Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock are entitled to receive when, as and if declared by the Board of Directors, dividends at the annual rate of 5% of the original issuance price for such shares on each outstanding share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock. Dividends on the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, are not cumulative.

Other Dividends

After dividends on any then outstanding preferred stock and any then-outstanding Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock have been declared and paid or set apart during that fiscal year, if the Board of Directors elects to declare additional dividends in that fiscal year, such shall be declared in equal amounts per share on all shares of preferred stock and common stock (based on the number of shares of common stock into which the preferred stock is convertible on the date of the dividend).

Declared Dividends

The Company has not declared or paid any dividends to date.

Liquidation Preference

Preferred Stock

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, and before any payment shall be made in respect of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, or the common stock, the holders of each share of preferred stock are entitled to be paid such per-share liquidation amount as may be specified with respect to such preferred stock, plus all declared and unpaid dividends.

Series C Preferred Stock

After payment to the holders of the preferred stock, the holders of each share of Series C Preferred Stock shall be entitled to be paid, before any payment shall be made in respect of common stock, the Series A Preferred Stock, or the Series B Preferred Stock, an amount equal to the sum of:

(a) $5.3268 per share plus all declared and unpaid dividends, if any; and

(b) for each share of Series C Preferred Stock, a special dividend in an amount equal to the interest that would have accrued on the amount paid to the Company for that share from the date that such share was issued at an interest rate equal to 15% per annum, compounded annually.

If, upon any such liquidation, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Preferred Stock of the liquidation preference, then such assets shall be distributed among the holders of Series C Preferred Stock at the time outstanding ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Series A and B Preferred Stock

After payment to the holders of the preferred stock and the Series C Preferred Stock, the holders of each share of Series A Preferred Stock and Series B Preferred Stock shall be entitled to be paid, before any payment shall be made in respect of common stock, an amount equal to $0.07523 per share and $3.567889 per share, respectively, plus all declared and unpaid dividends with respect to such shares. If, upon any such liquidation, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred Stock and Series B Preferred Stock of the liquidation preference, then such assets shall be distributed among the holders of Series A Preferred Stock and Series B Preferred Stock at the time outstanding ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Common Stock

After the payment or distribution to the holders of preferred stock, the Series C Preferred Stock, and the Series A Preferred Stock, and the Series B Preferred Stock of the full preferential amounts, the holders of common stock shall be entitled to receive ratably all the remaining assets of the Company.

Acquisitions and Asset Transfers

An acquisition or an asset transfer shall be deemed to be a liquidation, dissolution, or winding up of the Company.

Redemption Option for Series C Preferred Stock and Related Accounting

In the event that prior to April 26, 2008, neither of the following shall have occurred: the effective date of the registration statement pertaining to an IPO or; a change of control with respect to the Company, then each investor shall have an option for one year thereafter to require that the Company redeem the Series C Preferred Stock of the Company then owned by such investor, and all shares of common stock or such lesser number of such shares as may be specified by such investor then owned by such investor which was acquired by conversion of shares of Series C Preferred Stock.

The redemption price for such shares is the aggregate amount paid by such investor to the Company for such shares plus an amount equal to the amount that would have accrued on the amount paid beginning with the date of acquisition at a rate equal to 15% per annum, compounded annually.

As a result of the redemption option, which is beyond the control of the issuer, the liquidation amount of the Series C Preferred Stock is presented outside of permanent equity in accordance with Accounting Series Release 268, Redeemable Preferred Stock.

In addition, as a result of this classification, the special dividend referred to above under a liquidation preference is deducted from net income (loss) to arrive at net income (loss) available to common shareholders and added to Series C Preferred Stock.

Conversion

Optional Conversion

Each share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock as determined by multiplying the conversion rate applicable to such share in effect at the date of conversion by the number of shares of preferred stock being converted.

Automatic Conversion on Qualified Public Offering

Each share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock shall automatically be converted into shares of common stock immediately upon the closing of an underwritten public offering of common stock of the Company which:

(a) will result in the listing of the Company’s common stock for trading on a national securities exchange, the NASDAQ National Market System, or the Frankfurt Stock Exchange;

(b) will result in gross proceeds in excess of $25 million; and

(c) will be at an initial price per share not less than the sum of: (a) $5.3268, and (b) the interest that would accrue on $5.3268 at 15% per annum, compounding annually, commencing on the date on which shares of Series C Preferred Stock are issued by the Company.

Automatic Conversion on Majority Action

Series A Preferred Stock

Each share of Series A Preferred Stock shall automatically be converted into shares of common stock immediately upon the affirmative election to convert made by the holders of a majority of the outstanding shares of Series A Preferred Stock.

Series B Preferred Stock

Each share of Series B Preferred Stock shall automatically be converted into shares of common stock immediately upon the affirmative election to convert made by the holders of a majority of the outstanding shares of Series B Preferred Stock.

Series C Preferred Stock

Each share of Series C Preferred Stock shall automatically be converted into shares of common stock immediately upon the affirmative election to convert made by the holders of a majority of the outstanding shares of Series C Preferred Stock.

Special Voting Rights

In addition to any other rights provided by law, so long as at least 2 million shares of Series B Preferred Stock and Series C Preferred Stock shall be outstanding, the Company shall not, without first obtaining consent of the holders of not less than a majority of such outstanding shares of Series B Preferred Stock and Series C Preferred Stock (voting as a single class), take any of the following actions:

(i)	any merger (other than a merger with or into a wholly owned subsidiary of the Company);

(ii)	a sale of all or substantially all of the assets of the Company;

(iii)	any transaction, or series of related transactions, in which the Company will have issued shares representing more than 50% of the voting power of the Company after giving effect to such transaction or transactions;

(iv)	amend or repeal any provision of, or addition of any provision to, the Company’s Articles of Incorporation or Bylaws if such action would alter or change the rights, preferences or privileges of, or restrictions provided for the benefit of, the Series B Preferred Stock or Series C Preferred Stock in any materially adverse manner (other than the sale and issuance of shares of preferred stock);

(v)	increase the authorized number of shares of common stock, Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock;

(vi)	declare or pay any dividend;

(vii)	any total or partial dissolution, liquidation, or winding up of the Company or any transaction in the nature of thereof; or

(viii)	prior to April 26, 2006, any issuance of shares of preferred stock.

Warrants

Pursuant to an amendment to the Shareholder Rights Agreement on December 7, 2004, the Company issued to its Series B Preferred Stockholders a five-year common stock purchase warrant giving the Series B Preferred Stockholders the right to purchase up to 310,439 shares of common stock for $0.7057 per share. The warrant was issued in exchange for cancellation of certain Series B Preferred Stock redemption rights. The value of the warrant was computed using the Black-Scholes option-pricing model at $133,489, and has been accounted for as a deemed dividend to the Series B preferred stockholders and an increase in paid-in capital to reflect the value of the modification.

In 2005, in connection with the issuance of Series C Preferred Stock, the Company issued to its Series C preferred stockholders warrants to purchase an aggregate of 342,082 shares of Series C Preferred Stock at an exercise price of $5.3268 per share. These warrants have a five-year term and expire in 2010. The value of the preferred stock and the value of the warrant on additional preferred stock have not been accounted for separately as the warrant is clearly and closely associated with the preferred stock.

18. Common Stock and Stock Option Plan

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

Authorized but common shares reserved for issuance consist of the following as of December 31, 2005:

Preferred Stock	4,607,661
Warrants	652,521
Stock options	5,637,362

Total common shares reserved for issuance	10,897,544

In 2000, the Company adopted a stock plan (the “Plan”) under which 3,243,240 shares of the Company’s common stock were reserved for issuance to employees, directors, and consultants. The number of shares available for issuance under the Plan was increased to 4,243,240 on April 26, 2005, and subsequently increased to 7,243,240 shares on October 24, 2005. Under the Plan, the Board of Directors may grant incentive stock options, nonstatutory stock options, or stock purchase rights. The exercise price of incentive stock options and nonstatutory stock options shall be no less than 100% and 85%, respectively, of the fair market value per share of the Company’s common stock on the grant date. The term of the options is ten years. Exercisability of options granted and vesting schedules are determined based on the discretion of the Board of Directors.

During 2000, the Company granted 2,802,690 options to purchase common stock outside of the Plan to a key employee and to members of the Board of Directors. The exercise price was $0.015 per share, with a ten-year option term. The weighted average fair value on the date of grant was $0.023 per share. At December 31, 2005, there were 2,266,324 options outstanding and exercisable under these option grants. At December 31, 2004 and 2003, there were 2,802,690 shares outstanding and exercisable under these option grants. The weighted average life was 4.81 years, 5.81 years, and 6.81 years at December 31, 2005, 2004, and 2003, respectively.

Stock option activity under the Plan including the option grants to employees and nonemployees outside of the plan is as follows:

	Options Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2002	1,015,240	5,030,690	$0.1011
Granted	(75,500)	75,500	0.7057
Exercised		(50,000)	0.3500
Cancelled	43,000	(43,000)	0.3467

Balance at December 31, 2003	982,740	5,013,190	0.1056
Granted	(895,500)	895,500	0.7057
Exercised
Cancelled	128,500	(128,500)	0.2138

Balance at December 31, 2004	215,740	5,780,190	0.1962
Options added to pool of shares available for grant	4,000,000
Granted	(1,232,838)	1,232,838	1.0199
Exercised	—	(1,123,116)	0.0598
Cancelled	252,550	(252,550)	0.4986

Balance at December 31, 2005	3,235,452	5,637,362

The following table summarizes information about stock options outstanding December 31, 2005:

Options Outstanding at December 31, 2005					Options Exercisable at December 31, 2005
Range of Exercise Prices		Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.0150	$0.0150	2,266,324	4.81	$0.0150	2,266,324	$0.0150
0.1000	0.3500	1,182,500	5.11	0.1964	1,090,600	0.1835
0.7057	0.7057	1,165,700	8.71	0.7057	518,500	0.7057
1.0400	1.0400	1,012,000	9.71	1.0400	3,600	1.0400
5.2260	5.2260	10,838	4.20	5.2260	10,838	5.2260

		5,637,362			3,889,862

The weighted average fair value of options granted during 2005, 2004, and 2003 were $0.18, $0.11 and $0.09, respectively. For 2005, 2004 and 2003, the Company valued the options using the Black-Scholes option-pricing model. The following assumptions were used:

	Year Ended December 31
	2005	2004	2003
Expected dividend yield	— %	— %	— %
Weighted average risk-free interest rate	4.05%	3.44%	2.67%
Fair value of underlying stock	$0.71 to $1.06	$0.71	$0.71
Expected life	5 years	5 years	5 years
Expected volatility	—	—	—

Had the Company determined compensation cost based on the fair value method prescribed by SFAS No. 123, pro forma net income (loss) for the years ended December 31, 2005, 2004, and 2003 would not have differed materially from the amounts reported.

The following table illustrates the effect on net income (loss) and net income (loss) per common share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands):

	Years Ended December 31
	2005	2004	2003
Net income (loss), as reported	$(3,952,769)	$2,455,799	$(43,002)
Add: Stock based employee compensation cost included in the determination of net loss as reported	—	—	556
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(29,958)	(16,087)	(8,677)

Pro forma net (loss) income	$(3,982,727)	$2,439,712	$(51,123)

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no restrictions and are fully transferable and negotiable in a free-trading market. The Black-Scholes option-pricing model does not consider the employment, transfer, or vesting restrictions that are inherent in the Company’s employee options. Use of an option valuation model, as required by SFAS No. 123, includes highly subjective assumptions based on long-term predictions, including the expected stock price volatility and average life of each option grant. The Company’s employee stock options have characteristics significantly different from those of freely traded options, and changes in the subjective input assumptions can materially affect the Company’s estimate of the fair value of those options.

19. Stock-Based Compensation to Non-Employees

Stock-based compensation cost related to stock options granted to consultants is measured as the stock options are earned. The options were valued using the Black-Scholes option-pricing model. During 2005, 2004 and 2003, $12,468, $16,542 and $13,505, respectively, was expensed in connection with these awards.

20. Commitments, Contingencies, and Guarantees

The Company entered into two separate long-term photovoltaic module supply agreements with two vendors during the fourth quarter of 2005 to purchase a total of 158.5 megawatts of photovoltaic modules at fixed prices at a cost of approximately $500 million during the period from 2006 through 2009. The agreement for 99.5 megawatts has liquidated damages up to a maximum of $10 million for the Company or the vendor in the event that either party does not deliver or receive the photovoltaic modules per the agreement terms. The agreement for 59 megawatts has liquidated damages up to a maximum of $1 million for the Company or the vendor in the event that either party does not deliver or receive the photovoltaic modules per the agreement terms; either party can terminate this agreement during or after December 2006 with a cancellation payment of $1 million. In 2005, the Company made a payment of $1 million to one of the vendors as an advance payment for delivery of photovoltaic modules. Per the contract, this payment is included in the long-term assets.

Another major supplier of photovoltaic modules notified the Company of a product defect that may affect approximately 44,000 out of the 80,785 photovoltaic modules installed by the Company during the period 2002 through 2005. The photovoltaic module defect will likely reduce the amount of electricity produced by the panels in certain climates, after five or more years in service. Because of the warranty between the supplier and the Company, the supplier has verbally agreed to replace the approximately 44,000 defective photovoltaic modules and to reimburse the Company for costs incurred, plus a markup for labor, to remove the defective panels and install the replacement modules. The Company’s estimated costs to replace all of the defective photovoltaic modules is estimated to be $10 million over a three-to-four year period. The supplier’s estimated cost for the replacement of 44,000 panels is estimated at $30 million dollars. As of December 31, 2005, the supplier provided the Company 1,149 replacement modules at no cost and the Company installed all of these replacement modules as of December 31, 2005. The Company has not accrued any costs for the replacement of these defective photovoltaic modules as of December 31, 2005 because it expects the supplier to perform under the warranty. If the supplier does not perform as expected, the Company will be exposed to those costs it would incur under its warranty with its customers. These costs would be significant.

The Company entered into an agreement with a customer and the customer’s lender under which the Company agreed to resell the photovoltaic system if the customer defaulted under a financing arrangement (in the form of a capital lease) with a third party. If the Company were unable to sell the equipment within a six-month period, then the Company was obligated to purchase the equipment for the lesser of $975,000, or 60% of the outstanding balance of the remaining principal payments due under the financing agreement. The Company was obligated for this amount for a period of three years from the date of final completion of the project, which was May 1, 2003. The maximum repurchase obligation at December 31, 2005 was $544,372. The Company’s obligation expired on May 1, 2006 without the occurrence of a liability.

The Company entered into agreements with certain customers under which the Company guarantees performance of the photovoltaic systems it has contracted to install. The agreements guarantee a minimum level of annual energy savings from the systems, expressed in kilowatt hours. If the photovoltaic system fails to perform in accordance with the guarantees, the Company may be subject to liquidated damages. The Company is obligated under these agreements for periods ranging from five to ten years from the date of final completion of the projects. These photovoltaic systems have all performed above the agreement requirements and the Company has not incurred any liquidated damages as of December 31, 2005.

The Company leases office space, automobiles, office and computer equipment, and factory equipment under noncancelable operating and capital leases with various expiration dates through May 2010. Automobiles, office and computer equipment, and factory equipment operating lease commitments through 2010 were $106,712 and capital lease commitments through 2009 were $384,977 at December 31, 2005. The office space leases include scheduled rent increases. The scheduled rent increases are recognized on a straight-line basis over the term of the leases. Rent expense under the operating leases was $575,407, $395,580 and $386,185 for the years ended December 31, 2005, 2004 and 2003, respectively.

Future minimum lease payments under the capital leases and noncancelable operating leases as of December 31, 2005 consists of the following:

	Operating Leases	Capital Leases
Year Ending December 31,
2006	$40,884	$169,443
2007	29,236	121,060
2008	22,510	82,927
2009	13,680	11,547
2010	402	—

Total minimum lease payments	$106,712	384,977

Less: amount representing interest		(47,252)

Present value of minimum lease payments under capital lease		337,725
Less: current portion		(109,838)

Capital lease obligations, net of current portion		$227,887

The Company underwent a sales tax audit with the California State Board of Equalization (“SBE”) in 2004. The SBE has taken the position that the Company’s lump sum contracts involve the installation of fixtures rather than materials. This position was contrary to the Company’s treatment. The estimated liability for the sales tax audit period (July 2000 to September 2003) is approximately $513,000. The Company estimates that the liability for the period of October 2003 through December 2005 would be approximately $1.3 million. The Company will appeal any assessment by the SBE on this issue. The Company has engaged a consultant to develop proposed language for a statutory amendment clarifying taxation of solar panels and related materials for California sales and use tax purposes. The Company accrued $1,300,830 and $832,128 for this matter at December 31, 2005 and 2004, respectively, and are included as part of accounts and subcontractors payable in the balance sheets.

The Company had a one-year exemption from German income taxation for its Bavaria projects which were all completed during the month of December 2004. The Company obtained final acceptance from the customer for these projects on June 13, 2005 and does not believe these projects were subject to German income tax on the project profits. The Company has not accrued any German income tax that may result as of December 31, 2005.

21. Retirement Plan

The Company has a 401(k) retirement plan covering substantially all full-time employees who are 21 years of age and have 1,000 hours of service. Under the 401(k) retirement plan, employees may defer a portion of their salary and the Company may make matching or discretionary contributions. The Company made a 20% matching contribution in the amount of $127,437, $91,067, and $59,152 for the years ended December 31, 2005, 2004, and 2003, respectively.

22. Related-Party Transactions

Transactions with Directors, Executive Officers, and Stockholders Holding More Than 5% of Our Outstanding Common Stock

Transactions with Remaco Merger AG

Pascal Boeni, one of the Company’s Directors, is Managing Partner of Remaco Merger AG (“Remaco”), an international corporate finance consulting firm. From time to time, Remaco has provided corporate finance advisory services to the Company in regard to private placements and other financings. In July 2001, the Company signed a letter agreement with Remaco whereby Remaco agreed to provide consulting services to the Company with regards to corporate finance opportunities in Europe other than an initial public offering. Under this agreement, the Company is obligated to pay Remaco a commission ranging from 3% to 5% of the total value of any concluded transaction, with a minimum payment of 75,000 Swiss francs, or approximately $60,000 in U.S. dollars, based on a stated exchange rate. In May 2002, the Company signed a separate letter agreement with Remaco whereby Remaco agreed to provide corporate finance advisory services to the Company in regard to a private placement. Under this agreement, the Company is obligated to pay Remaco a commission of 3% of the transaction value, with a minimum payment of $50,000. In 2005, the Company agreed to pay Remaco a finder’s fee of 4% on the gross proceeds of any investment in Series C Preferred Stock originated by Remaco, 2% of which was payable upon closing of such an investment, and 2% of which was payable upon a liquidation event, including an initial public offering or sale of the Company. The Company paid such fee in the amount of $66,000 at closing in connection with the Series C Preferred Stock investment by PNE Invest Ltd. The remaining contingent fee of 2% will be paid and recognized upon the occurrence of a liquidation event, if any.

Compensation Related to Certain Personal Guaranties

Each individual who, at the Company’s request, provides his or her personal guaranty of our indebtedness (whether to banks, to bonding companies, or otherwise), is entitled to receive, upon request, compensation for such personal guaranty in an amount equal to the product of: (a) 0.25%, and (b) the principal amount so guarantied. Such compensation due an individual for any calendar year, less all applicable withholding and payroll taxes, shall be due and payable upon demand by such individual made at any time during the course of such calendar year.

Thomas L. Dinwoodie, Chairman and Chief Executive Officer, provided a personal guaranty for the Company’s revolving credit facility that expired in May 2006 and is thus entitled to receive, upon request, compensation in the amount of $125,000 during each of the 2005 and 2006 calendar years. Mr. Dinwoodie was removed as personal guarantor during revisions to the credit facility effected on June 21, 2005. Mr. Dinwoodie has waived his right to this compensation. The Company has accounted for the benefit as a charge to interest expense and an increase in paid-in-capital in the amount of $125,000 for 2005.

23. Subsequent Events

Contract

During the month of February 2006, the Company entered into a €56.6 million fixed price contract to design and build a large solar power plant at a single site in Southern Europe. The project’s estimated completion is during the month of January 2007. The Company has also entered into an agreement with a leading local renewable energy company that secured permitting and land rights for this project, which can result in additional project revenues for the Company up to a maximum of €2.0 million. There are several contingent events such as funding from a government agency and meeting all of the required contract milestones before the Company earns these additional revenues.

Supply Agreement

On May 18, 2006, the Company entered into a long-term supply agreement to procure solar cells during the five-year period from 2006 to 2011 with an estimated total purchase price between $165 million and $180 million dollars. The Company will use the solar cells to manufacture solar panels needed to complete future contracts in North America, Europe, and Asia. The Company has entered into this agreement as a firm commitment on a take or pay basis. If the Company does not take delivery of its monthly order commitments, the Company will owe late delivery penalties beginning at the rate of 1% up to a maximum of 10% of the gross purchase price of the solar cells not taken and the manufacturer will then be able to reduce the Company’s future minimum commitments. If the manufacturer does not deliver the monthly order commitments to the Company, the manufacturer will owe late delivery penalties to the Company beginning at the rate of 1% up to a maximum of 10% of the gross purchase price of the solar cells not delivered and the Company will then be able to reduce future minimum commitments.

Line of Credit

In March 2006, the Company negotiated a $15 million revolving line of credit with a commercial bank bearing interest at the prime rate plus 0.5% with an expiration date of January 2, 2007. The Company’s borrowing availability for this credit facility is the lesser of: (i) $15 million; or (ii) 75% of eligible accounts receivable plus 50% of eligible inventory less the sum of all issued commercial letters of credit. Issued commercial letters of credit cannot exceed $9 million. The line of credit is secured by all of the assets of the Company. The revolving line of credit agreement contains certain covenants with respect to maintaining specified ratios and minimum net worth.

The Company’s revolving line of credit with the commercial bank was increased on June 19, 2006 to $25 million , bearing interest at the prime rate plus 1.75%. The Company’s borrowing availability for this credit facility is the lesser of (i) $25 million or (ii) the sum of 75% of eligible accounts receivable, 50% of eligible inventory, 50% of eligible earned rebates, and 100% of pledged cash collateral. The Company is in default under several covenants on the credit facility (which had an outstanding balance at December 31, 2005 of $2,527,000). As of August 31, 2006, the outstanding balance of the revolving line of credit was $12,262,618. Management is in discussions with the lender, and expects to resolve this matter with the lender, or otherwise, without significantly impacting the Company’s liquidity position.

24. Events Subsequent to July 31, 2006

Supply Agreement

On August 31, 2006, the Company entered into a long-term solar-cell supply agreement to procure solar cells during the five-year period from 2007 to 2011 with an estimated total purchase price between €94 million and €130 million. The Company will use the solar cells to manufacture solar panels needed to complete future contracts in North America, Europe, and Asia. In connection with this agreement, the Company is required to make advance payment deposits of €1 million and €2.5 million in 2007 and 2008, respectively. The Company has entered into this agreement as a firm commitment on a take or pay basis.

Product Warranty Arrangement

On August 30, 2006, an agreement was signed by the Company with a major supplier in which the verbal agreement to replace the defective solar panels and reimburse the Company for costs incurred, was formalized (see Note 20).

25. Events Subsequent to August 31, 2006 (Unaudited)

On November 15, 2006, the Company signed a definitive agreement to be acquired by SunPower Corporation, a majority-owned subsidiary of Cypress Semiconductor Corporation. The total consideration for the acquisition consists of cash and stock upfront plus a retention carve-out vesting over 2 to 4 years. The transaction is intended to qualify as a tax-free merger for the Company’s shareholders. The transaction is subject to customary closing conditions, including approval by PowerLight’s shareholders and regulators. The transaction is anticipated to close in the first quarter of 2007. The terms of the merger included a solar panel supply agreement.

PowerLight Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30 2006	December 31 2005(1)
Assets
Current assets:
Cash and cash equivalents	$20,611,637	$6,928,096
Cash in restricted accounts	—	923,182
Receivables	46,972,207	44,601,179
Costs and estimated gross profit in excess of billings on contracts in progress	5,317,877	1,850,406
Inventory	22,887,515	13,461,589
Prepaid expenses	2,626,547	2,706,818
Deferred costs	38,752,485	7,213,783
Income taxes receivable	1,174,089	1,153,205
Deferred income taxes	3,349,825	3,135,567

Total current assets	141,692,182	81,973,825

Long-term assets:
Property and equipment, net	1,822,779	1,196,085
Patents, net	2,312,275	2,374,163
Deferred income taxes	249,983	280,787
Other assets	8,218,685	1,099,049

Total long-term assets	12,603,722	4,950,084

Total assets	$154,295,904	$86,923,909

Liabilities and stockholders’ equity deficit
Current liabilities:
Notes payable	$17,095,331	$2,527,382
Accounts and subcontractors payable	38,534,196	29,875,686
Trade payables secured by incentive rebates	7,053,042	—
Accrued expenses	11,160,469	11,575,840
Billings in excess of costs and estimated gross profit on contracts in progress	56,376,613	20,789,783
Current maturities of obligations under capital leases	53,950	109,838
Current maturities of obligations to purchase renewable energy certificates	686,500	1,380,000
Current maturities of obligation for purchase of patents	92,000	92,000
Other	634,375	—

Total current liabilities	131,686,476	66,350,529

Long-term liabilities:
Obligations under capital leases, net of current maturities	55,524	227,888
Obligations to purchase renewable energy certificates, net of current maturities	1,334,122	1,612,101
Obligation for purchase of patents, net of current maturities	138,000	138,000
Accrued warranty, net of current portion	3,101,730	3,628,392
Other	141,261	—

Total long-term liabilities	4,770,637	5,606,381

Total liabilities	136,457,113	71,956,910

Preferred stock with redemption rights:
Convertible Series C; $0.0001 par value per share; designated 3,750,000 shares; 2,280,548 shares issued and outstanding at September 30, 2006 and December 31, 2005; liquidation preference of $14,585,723	14,585,723	13,110,761

Stockholders’ equity
Preferred stock, $0.0001 par value per share; authorized 15,000,000 shares
Convertible Series A; $0.0001 par value per share; designated 810,810 shares; 810,810 shares issued and outstanding at September 30, 2006 and December 31, 2005; liquidation preference of $61,000	61,000	61,000
Convertible Series B; $0.0001 par value per share; designated 1,516,303 shares; 1,516,303 shares issued and outstanding at September 30, 2006 and December 31, 2005; liquidation preference of $5,410,000	9,256,561	9,256,561
Common stock: $0.0001 par value per share; 30,000,000 shares authorized; 11,437,216 and 11,123,116 shares issued and outstanding at September 30, 2006 and December 31, 2005	1,143	1,112
Additional paid-in capital	2,367,699	1,737,577

Accumulated other comprehensive income	131,058	17,926

Accumulated deficit	(8,564,393)	(9,217,938)

Total stockholders’ equity	3,253,068	1,856,238

Total liabilities, preferred stock with redemption rights and stockholders’ equity	$154,295,904	$86,923,909

(1)	Amounts are derived from the Company’s December 31, 2005 audited consolidated financial statements

See accompanying notes.

PowerLight Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Nine Months Ended September 30
	2006	2005
Contract revenue	$140,093,957	$66,723,321

Direct costs	120,623,445	60,784,711

Gross profit from contracting	19,470,512	5,938,610

Operating expenses:

Selling and marketing	5,342,642	3,920,296
General and administrative	9,802,576	6,834,319
Research and development	527,963	375,608

Total operating expenses	15,673,181	11,130,223

Income (loss) from operations	3,797,331	(5,191,613)

Interest expense	(741,183)	(169,065)

Other income (expense)	(315,951)	283,124

Income (loss) before income taxes	2,740,197	(5,077,554)

Income tax expense (benefit)	613,497	(1,090,074)

Net income (loss)	2,126,700	(3,987,480)

Less: Deemed dividends on Preferred Stock	(1,474,962)	(930,448)

Net income (loss) attributable to common stockholders	$651,738	$(4,917,928)

See accompanying notes.

PowerLight Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30
	2006	2005
Cash flows from operating activities
Net income (loss)	$2,126,700	$(3,987,480)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	684,452	764,362
Stock compensation expense	330,119	—
Increase in equity for services rendered	125,000	125,000
Foreign currency translation adjustment	114,939	(18,088)
Changes in operating assets and liabilities:
Receivables	(2,371,028)	(11,463,163)
Costs and estimated gross profit in excess of billings on contracts in progress	(3,467,471)	(4,562,830)
Prepaid expenses and deposits	80,271	(1,189,577)
Inventory	(9,425,926)	(1,639,279)
Accounts and subcontractors payable	14,345,424	13,682,434
Billings in excess of costs and estimated gross profit on contracts in progress	35,586,830	6,104,300
Income taxes payable	(20,884)	(800,072)
Deferred and other assets	(38,658,338)	(1,143,952)
Deferred income taxes	(183,454)	(1,287,863)

Net cash used in operating activities	(733,366)	(5,416,208)

Cash flows from investing activities
Increase in restricted cash	923,182	(300,133)
Purchase of property and equipment	(1,120,681)	(685,929)
Capitalized patent costs	(128,577)	(1,332,706)

Net cash used in investing activities	(326,076)	(2,318,768)

Cash flows from financing activities
Net proceeds under line of credit	4,567,949	420,588
Proceeds from exercise of stock options	140,872	—
Proceeds from sale of preferred stock, net of issue costs (net of $2,000,000 from conversion of note payable)	—	10,081,972
Proceeds from issuance of note payable	10,000,000	—
Tax benefit associated with stock option exercises	34,162	—

Net cash provided by financing activities	14,742,983	10,502,560

Increase in cash and cash equivalents	13,683,541	2,767,584

Cash and cash equivalents, January 1	6,928,096	2,453,127

Cash and cash equivalents, September 30	$20,611,637	$5,220,711

See accompanying notes.

PowerLight Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1. Basis of Presentation and Certain Accounting Policies

Basis of Presentation for Interim Financial Reporting

These interim condensed consolidated financial statements are unaudited but reflect, in the opinion of management, all adjustments, consisting of normal recurring adjustments and accruals, necessary to present fairly the financial position of PowerLight Corporation and its subsidiaries (the “Company”) as of September 30, 2006 and the statements of income and cash flows for the nine months ended September 30, 2006 and 2005. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, have been omitted. These condensed consolidated financial statements should be read in conjunction with the audited December 31, 2005 consolidated financial statements and accompanying notes included therein. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results to be expected for the entire fiscal year.

Principles of Consolidation

The consolidated financial statements include the subsidiary accounts of the Company: PowerLight Systems AG, PowerLight GmbH, PowerLight Energias Renovaveis Unipessoal Limitada and PowerLight Systems Spain, S.L. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities including accrued warranty, royalty and commission, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and Related Implementation Issues (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a Company’s financial statements in accordance with FASB 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective as of the beginning of fiscal years that begin after December 15, 2006. The Company is currently evaluating the effects of implementing this new standard.

In July 2006, the FASB issued EITF Issue No. 06-3, How Taxes Collected from Customers Remitted to Governmental Authorities Should be Presented in the Income Statement (that is, Gross versus Net Presentation). The adoption of EITF No. 06-3 did not have an impact on the Company’s consolidated financial statements. The Company’s accounting policy is to present the above mentioned taxes on a net basis, excluded from revenues.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value instruments. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative effect adjustment to the opening balance of retained earnings. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007; therefore, the Company anticipates adopting this standard as of January 1, 2008. The Company has not determined the effect, if any, the adoption of this statement will have on its consolidated financial statements.

2. Deferred Costs and Prepaid Expenses

Initial Public Offering

As of September 30, 2006 and December 31, 2005, the Company was proceeding toward an initial public offering (“IPO”) of its common stock and had incurred approximately $1,410,184 and $1,084,884, respectively, in IPO transaction-related external costs which it deferred as prepaid expenses. As a result of the agreement to be acquired by SunPower Corporation (“SunPower”) signed on November 15, 2006 as discussed in Note 10, the IPO is no longer planned. Accordingly, these costs will be written off in the fourth quarter of 2006.

Other

As of September 30, 2006 and December 31, 2005, the Company had $37,799,686 and $6,128,899, respectively, of uninstalled materials on contracts for which title had transferred to the customer. Because these materials cannot be recognized as contract costs, they are included as deferred assets until installation.

3. Inventory Components

Inventory consists of the following:

	September 30, 2006	December 31, 2005
Inventory
Raw materials	$1,832,475	$253,869
Finished goods	21,055,040	13,207,720

	$22,887,515	$13,461,589

4. Costs and Estimated Gross Profit on Contracts in Progress

Costs and estimated gross profit on contracts in process consist of the following:

	September 30, 2006	December 31, 2005
Costs incurred to date on contracts in progress	$229,178,729	$166,458,551
Estimated gross profit to date	36,767,241	28,054,624

Contract revenue earned to date	265,945,970	194,513,175
Less: Billings to date, including earned incentive rebates	(317,004,706)	(213,452,552)

	$(51,058,736)	$(18,939,377)

Costs and estimated gross profit in excess of billings on contracts in progress and billings in excess of costs and estimated gross profit on contracts in progress consist of the following:

	September 30, 2006	December 31, 2005
Costs and estimated gross profit in excess of billings on contracts in progress	$5,317,877	$1,850,406
Billings in excess of costs and estimated gross profit on contracts in progress	(56,376,613)	(20,789,783)

	$(51,058,736)	$(18,939,377)

5. Income Tax Expense

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Income tax expense (benefit) for the nine months ended September 30, 2006 and 2005 is reconciled from the expected tax based on the federal statutory rate applied to pre-tax earnings as follows:

	Nine Months Ended September 30
	2006	2005
Federal tax at statutory rate of 34%	$931,667	($1,726,368)
Apportioned state income taxes, net of federal benefit	124,065	(125,533)
Foreign income taxes	(235,000)	205,899
Valuation allowance adjustment	(186,000)	0
Other	(21,235)	555,928

Total	$613,497	($1,090,074)

At December 31, 2005, the Company had an international net operating loss carryforward of approximately $1.4 million. The entire international net operating loss carryforward was used to reduce taxable income at September 30, 2006.

6. Line of Credit

As of December 31, 2005, the Company had a $12 million revolving line of credit with a commercial bank bearing interest at the prime rate plus 0.25% with an expiration date of May 31, 2006. The Company’s borrowing availability for this credit facility was the lesser of (i) $12 million, or (ii) 75% of eligible accounts receivable plus 50% of eligible inventory less the sum of all issued commercial letters of credit. Issued commercial letters of credit could not exceed $7 million. The line of credit was secured by all of the assets of the Company and contained certain covenants with respect to maintaining specified ratios and minimum net worth. The Company was out of compliance with certain of these covenants as of December 31, 2005 and the bank waived all breaches of the agreement on February 21, 2006. Outstanding borrowings under the revolving line of credit were $2,527,382 at December 31, 2005. The Company had outstanding letters of credit issued under the line of credit in the amount of $2,588,432 at December 31, 2005.

In March and June 2006, the Company renegotiated its line of credit. As of September 30, 2006, the Company had a $25 million revolving line of credit with the commercial bank bearing interest at the prime rate plus 1.75% with an expiration date of January 2, 2007. The Company’s borrowing availability for this credit facility is the lesser of (i) $25 million or (ii) the sum of 75% of eligible accounts receivable, 50% of eligible inventory, 50% of eligible earned rebates, and 100% of pledged cash collateral less the sum of outstanding balances of all issued commercial and standby letters of credit. Issued commercial letters of credit cannot exceed $9 million. The line of credit is secured by all of the assets of the Company. The revolving line of credit agreement contains certain covenants with respect to maintaining specified ratios and minimum net worth. The Company is in default under several covenants on the credit facility, which were waived or amended by an Amendment and Waiver Letter (“Letter”) dated November 30, 2006. The credit facility was also extended to April 30, 2007 by this Letter. As of September 30, 2006, the outstanding balance of the revolving line of credit was $7,062,426. The Company also had outstanding letters of credit issued under the line of credit in the amount of $4,550,190 at September 30, 2006.

On November 15, 2006, the Company agreed to be acquired by SunPower as discussed in Note 10. The merger and change of control are events of default under the loan agreement, and therefore, all principal and interest would be due and payable upon merger. SunPower has indicated that they intend to pay off the balance of the loan and all accrued interest, and make suitable arrangements for the outstanding letters of credit.

7. Note Payable to SunPower

On June 27, 2006, the Company issued a $10 million convertible unsecured promissory note to SunPower. The note bears interest on the unpaid principal amount at a variable rate adjusted quarterly and equal to the greater of 6.0% or the applicable federal rate for short-term loans, compounded on an annual basis. The note matures and is due and payable, together with accrued but unpaid interest, on the earliest of (i) June 30, 2007, or (ii) the receipt of cash proceeds from the issuance of capital stock by the Company, subject to certain conditions. In the event the Company consummates an equity financing prior to maturity, SunPower may, at its sole election, convert all or any portion of the principal and accrued but unpaid interest to a sufficient number of shares of the Company’s capital stock issued in such financing, when the fair market value of such shares is equal to the principal and unpaid interest using a price per share equal to the price per share paid by the other third party investors. SunPower has signed a subordination agreement with PowerLight’s bank, and therefore, this note is subordinated to the obligations under the bank’s line of credit.

On November 15, 2006, the Company agreed to be acquired by SunPower as discussed further in Note 10.

8. Stock Options and Share-Based Compensation Expense

The Company has a stock plan (the “2000 Plan”) under which 7,243,240 shares of the Company’s common stock were reserved for issuance to employees, directors, and consultants. At September 30, 2006, 2,960,090 shares remain available for grant. Under the 2000 Plan, the Board of Directors may grant incentive stock options, nonstatutory stock options, or stock purchase rights. The exercise price of incentive stock options and nonstatutory stock options shall be no less than 100% and 85%, respectively, of the fair market value per share of the Company’s common stock on the grant date, as determined by the Company’s Board of Directors. The options generally vest over five years and expire ten years from the grant date. Exercisability of options granted and vesting schedules are determined at the discretion of the Board of Directors.

During 2000, the Company granted 2,802,690 options to purchase common stock outside of the 2000 Plan to a key employee and to members of the Board of Directors. At September 30, 2006 and December 31, 2005, there were 2,266,324 options outstanding and exercisable at $0.02 per share. The options expire ten years from the grant date.

A summary of all option activity for the nine months ended September 30, 2006 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2005	5,637,362	$0.39
Granted	667,500	$6.33
Exercised	(314,100)	$0.45
Forfeited	(377,000)	$1.00
Expired	(15,138)	$3.94

Options outstanding at September 30, 2006	5,598,624	$1.04	6.0	$53,499,157

Options vested and expected to vest after September 30, 2006	5,461,833	$0.98	6.0	$52,541,943
Options exercisable at September 30, 2006	3,835,924	$0.18	4.7	$39,977,374

The intrinsic value represents the difference between the Company’s stock price as determined by the Company based on the work of an independent valuation specialist at September 30, 2006 of $10.60 and the option exercise price of the shares multiplied by the number of options outstanding.

The total intrinsic value of options at the date of exercise was $216,428 for options exercised during the nine months ended September 30, 2006. The tax benefit realized from stock option exercises during the nine months ended September 30, 2006 and 2005 was $88,645 and none, respectively.

The options outstanding as of September 30, 2006 have been segregated into ranges for additional disclosure as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)	Number of Shares	Weighted Average Exercise Price
$ 0.02 to $ 0.02	2,266,324	$0.02	4.1	2,266,324	$0.02
$ 0.10 to $ 0.71	1,989,400	$0.44	6.1	1,402,000	$0.34
$ 1.04 to $ 1.06	750,400	$1.04	9.0	167,600	$1.04
$ 7.00 to $ 7.00	592,500	$7.00	9.7	—	$—

$ 0.02 to $ 7.00	5,598,624	$1.04	6.0	3,835,924	$0.18

Adoption of SFAS No. 123(R) and Share-Based Compensation Expense

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, (“SFAS 123(R)”), which requires the Company to measure the stock-based compensation costs of share-based compensation arrangements based on the grant-date fair value, and recognize the costs in the financial statements over the employee requisite service period. The Company recognizes compensation expense for the fair values of these awards, which have graded vesting, on a straight-line basis over the requisite service period of each of these awards, net of estimated forfeitures.

The Company used the prospective transition method and, therefore, stock-based compensation expense for the nine months ended September 30, 2006 includes all stock-based compensation awards granted or modified on or after January 1, 2006 based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). The financial statements for prior periods are not restated.

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was calculated as the average of the option vesting and contractual terms, based on the simplified method provided by the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107. During 2006, the Company’s expected volatility is based on the average weekly historical volatility over the expected term of its awards of various comparable companies, adjusted for mean-reversion. The Company has historically not paid dividends on common stock and has no foreseeable plans to issue dividends. The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bonds with an equivalent term.

The fair value of the Company’s stock options granted for the nine months ended September 30, 2006 was estimated using the following weighted average assumptions:

Dividend yield	None
Expected volatility	65%
Risk-free interest rate	5.1%
Expected term	6.5 years
Weighted average fair value at grant date	$6.96

At September 30, 2006, the total unrecognized stock-based compensation cost related to employee options was $3,808,801, net of estimated forfeitures. The remaining unamortized cost will be amortized over a weighted average period of 3.5 years.

The following table summarizes the stock-based compensation expense by expense category for employee options for the nine months ended September 30, 2006:

Selling and marketing	$139,991
General and administrative	151,067
Cost of goods sold	18,317
Research and development	197

Total share-based compensation expense	$309,573

No stock-based compensation costs have been capitalized to date.

Prior to the adoption of SFAS 123(R), the Company presented all tax benefits for deductions resulting from the exercise of stock options and disqualifying dispositions as operating cash flows on its consolidated statement of cash flows. SFAS 123(R) requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. Total cash flow will remain unchanged from what would have been reported under prior accounting rules.

Fiscal 2005 SFAS 123 Pro-forma Disclosures

Prior to the fiscal 2006 adoption of SFAS 123(R), the Company accounted for employee options on the intrinsic value approach as defined under Accounting Principles Board No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). In addition, for disclosure purposes, a pro-forma estimate of employee option expense was based on the grant-date fair value estimated in accordance with the original provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, and related interpretations. For SFAS 123 disclosure purposes, the Company valued the employee options using the Black-Scholes valuation model with the minimum value approach, which assumes a zero volatility rate. The minimum value of the Company’s stock options granted for the nine months ended September 30, 2005 was estimated using the following weighted average assumptions:

Dividend yield	None
Expected volatility	0%
Risk-free interest rate	4.1%
Expected term	5.0 years
Weighted average minimum value at grant date	$0.18

The following table illustrates the effect on net loss after tax for the nine months ended September 30, 2005 as if the Company had applied the minimum value recognition provisions of SFAS 123 to stock-based compensation for employee options:

Net income, as reported	$2,126,699
Add: Compensation expense reported in net loss, net of tax effects	—
Deduct: Fair value method expense, net of related tax	19,198

Pro-forma net income	$2,107,501

Share-Based Payments to Non-Employees

Share-based payments for options granted to consultants are measured as the stock options are earned. The options were valued using the Black-Scholes option-pricing model. During the nine months ended September 30, 2006 and 2005, $20,546 and $88,278, respectively, was expensed in connection with these awards. At September 30, 2006, the total unrecognized stock-based cost related to consultants’ options granted under the 2000 Plan was $10,560, net of estimated forfeitures. The remaining unamortized cost will be amortized over a weighted average period of 3.8 years.

9. Commitments, Contingencies and Guarantees

The Company entered into two separate long-term photovoltaic panel supply agreements with two vendors on September 27, 2005 and November 3, 2005 to purchase up to a total of 158.5 megawatts (of which 35 megawatts was optional to the Company, subject to certain limitations) of photovoltaic panels at fixed prices at a cost of approximately $500 million during the period from 2006 through 2009. The agreement for 99.5 megawatts has liquidated damages up to a maximum of $10 million for the Company or the vendor in the event that either party fulfill its quantity commitments per the agreement terms. The agreement for 59 megawatts (including the 35 megawatt option) had mutually imposed liquidated damages of $200 per kilowatt of quarterly or annual quantity shortfalls (subject to certain limitations), but allowed either party to terminate the agreement on six months’ notice with a cancellation payment of $1 million. The agreement for 59 megawatts was amended in June 2006 to revise the contract term to run through 2008, to reduce the total quantity commitment to 27.5 megawatts at a total cost of approximately $98 million, and to increase the early termination fee to $5 million for either party. As of September 30, 2006 and December 31, 2005, the Company has made payments totaling $5 million and $1 million, respectively, to one of the vendors as advance payments for delivery of PV panels. Per the contract, these advance payments are included in long-term assets on the balance sheet.

Another major supplier of photovoltaic panels notified the Company of a product defect that may affect approximately 37,000 out of the 105,000 photovoltaic panels installed by the Company during the period 2002 through September 2006. The photovoltaic panel defect will likely reduce the amount of electricity produced by the panels in certain climates, after five or more years in service. On August 31, 2006 the supplier executed an agreement with the Company to replace the approximately 37,000 defective photovoltaic panels and to reimburse the Company for costs incurred, plus a markup for labor and associated balance of materials, to remove the defective panels and install the replacement panels. The Company will manage the replacement program and handle all de-installation and re-installation work, which is expected to commence in 2008. The Company’s estimated costs to replace all of the defective photovoltaic panels is estimated to be $10 million over a three-to-four year period. The supplier’s estimated cost for the replacement of 37,000 panels is estimated at $30 million dollars. As of September 30, 2006, the supplier provided the Company approximately 2,500 replacement panels under its original warranty terms at no cost and the Company installed all of these replacement panels as of September 30, 2006. The Company has not accrued any costs for the replacement of these defective photovoltaic panels as of September 30, 2006 and December 31, 2005 because it expects the supplier to perform under the terms of this agreement. If the supplier does not perform as expected, the Company will be exposed to those costs it would incur under its warranty with its customers. These costs would be significant.

The Company entered into agreements with certain customers under which the Company guarantees performance of the photovoltaic systems it has contracted to install. The agreements guarantee a minimum level of annual energy savings from the systems, expressed in kilowatt hours. If the photovoltaic system fails to perform in accordance with the guarantees, the Company may be subject to liquidated damages. The Company is obligated under these agreements for periods ranging from five to ten years from the date of final completion of the projects. These photovoltaic systems have all performed above the agreement requirements and the Company has not incurred any liquidated damages related to performance guarantees as of September 30, 2006.

On May 18, 2006, the Company entered into a long-term solar cell supply agreement to procure 60-70 megawatts of solar cells during the five-year period from 2006 to 2011 with an estimated total purchase price between $165 million and $180 million dollars. The Company will use the solar cells to manufacture photovoltaic panels needed to complete future contracts in North America, Europe, and Asia. The parties entered into this agreement as a firm commitment to meet specified annual quantities on a full take or pay basis. If the Company does not take delivery of its monthly order commitments, the Company will owe late delivery penalties beginning at the rate of 1% up to a maximum of 10% of the gross purchase price of the solar cells not taken and the manufacturer will then be able to reduce its annual minimum commitment for that year. If the manufacturer does not deliver the monthly order commitments to the Company, the manufacturer will owe late delivery penalties to the Company beginning at the rate of 1% up to a maximum of 10% of the gross purchase price of the solar cells not delivered and the Company will then be able to reduce its annual minimum commitment for that year. Payment of these penalties for failure to meet monthly quantity obligations does not eliminate the penalized party’s obligation to fulfill its annual firm commitment on a full take or pay basis. No penalties have been incurred by either party as of September 30, 2006.

On August 31, 2006, the Company entered into a long-term solar-cell supply agreement to procure 50-70 megawatts of solar cells during the five-year period from 2007 to 2011 with an estimated total purchase price between €94 million and €130 million. The Company will use the solar cells to manufacture photovoltaic panels needed to complete future contracts in North America, Europe, and/or Asia. Under terms of the agreement, the Company is required to make advance payment deposits of €1 million and €2.5 million on January 15, 2007 and 2008, respectively. The Company has entered into this agreement as a firm commitment on a take or pay basis.

The Company leases office space, automobiles, office and computer equipment, and factory equipment under noncancelable operating and capital leases with various expiration dates through June 2011. Automobiles, office and computer equipment, and factory equipment operating lease commitments through 2010 were $75,246 and capital lease commitments through 2009 were $109,474 at September 30, 2006. The office space leases include scheduled rent increases. The scheduled rent increases are recognized on a straight-line basis over the term of the leases. Rent expense under the operating leases was $525,406 and $435,073 for the nine months ended September 30, 2006 and 2005, respectively.

Future minimum lease payments under the capital leases and noncancelable operating leases as of September 30, 2006 consists of the following:

	Operating Leases	Capital Leases
Year Ending December 31,
2006 (remaining three months)	$9,418	$16,538
2007	29,236	50,158
2008	22,510	36,756
2009	13,680	11,547
2010	402	—

Total minimum lease payments	$75,246	114,999

Less: amount representing interest		(5,525)

Present value of minimum lease payments under capital lease		109,474
Less: current portion		(53,950)

Capital lease obligations, net of current portion		$55,524

The Company underwent a sales tax audit with the California State Board of Equalization (“SBE”) in 2004. The SBE has taken the position that the Company’s lump sum contracts involve the installation of fixtures rather than materials. This position was contrary to the Company’s initial treatment. The estimated liability for the sales tax audit period (July 2000 to September 2003) is approximately $513,000. The Company estimates that the liability for the period of October 2003 through December 2005 would be approximately $1.3 million. The Company will appeal any assessment by the SBE on this issue. The Company has engaged a consultant to develop proposed language for a statutory amendment clarifying taxation of photovoltaic solar panels and related materials for California sales and use tax purposes. The Company accrued $1,156,750 and $1,300,830 for this matter using the SBE methodology at September 30, 2006 and December 31, 2005, respectively, which are included as part of accounts and subcontractors payable in the balance sheets. Additionally the Company has paid $381,723 to the SBE related to this audit. The actual amount of the obligation would be reduced to the extent the appeal is successful; any such reduction in the obligation will be recorded when the appeal process is completed.

10. Related-Party Transactions

Transactions with Directors, Executive Officers, and Stockholders Holding More Than 5% of the Company’s Outstanding Common Stock

Transactions with Remaco Merger AG

Pascal Boeni, one of the Company’s Directors, is Managing Partner of Remaco Merger AG (“Remaco”), an international corporate finance consulting firm. From time to time, Remaco has provided corporate finance advisory services to the Company in regard to private placements and other financings. In 2005, the Company agreed to pay Remaco a finder’s fee of 4% on the gross proceeds of any investment in Series C Preferred Stock originated by Remaco, 2% of which was payable upon closing of such an investment, and 2% of which was payable upon a liquidation event, including an initial public offering or sale of the Company. The Company paid such fee in the amount of $66,000 at closing in connection with the Series C Preferred Stock investment by PNE Invest Ltd. The remaining contingent fee of 2% will be paid and recognized upon the occurrence of a liquidation event, if any.

Compensation Related to Certain Personal Guaranties

Each individual who, at the Company’s request, provides his or her personal guaranty of our indebtedness (whether to banks, to bonding companies, or otherwise), is entitled to receive, upon request, compensation for such personal guaranty in an amount equal to the product of: (a) 0.25%, and (b) the principal amount so guarantied. Such compensation due an individual for any calendar year, less all applicable withholding and payroll taxes, shall be due and payable upon demand by such individual made at any time during the course of such calendar year.

Thomas L. Dinwoodie, Chairman and Chief Executive Officer, provided a personal guaranty for the Company’s revolving credit facility that expired in May 2006 and is thus entitled to receive, upon request, compensation in the amount of $125,000 during each of the 2005 and 2006 calendar years. Mr. Dinwoodie was removed as personal guarantor during revisions to the credit facility effected on June 21, 2005. Mr. Dinwoodie has waived his right to this compensation. The Company has accounted for the benefit as a charge to interest expense and an increase in paid-in-capital in the amount of $125,000 and $125,000 for the nine months ended September 30, 2006 and 2005.

Purchase of Software and Services from AutoDesk, Inc.

In April through July 2006, the Company entered into agreements to purchase project design and management software and related services totaling approximately $346,000 from AutoDesk, Inc. Carl Bass, a member of the Company’s Board of Directors and Audit Committee, is President, Chief Executive Officer, director and a significant shareholder of AutoDesk, Inc.

11. Subsequent Events

On November 15, 2006, the Company signed a definitive agreement to be acquired by SunPower Corporation, a majority-owned subsidiary of Cypress Semiconductor Corporation. The total consideration for the acquisition consists of cash and stock upfront plus a retention carve-out vesting over 2 to 4 years. The transaction is intended to qualify as a tax-free merger for the Company’s shareholders. The transaction is subject to customary closing conditions, including approval by PowerLight’s shareholders and regulators. The transaction is anticipated to close in the first quarter of 2007. The terms of the merger included a solar panel supply agreement.

On December 7, 2006, the Company entered into an agreement with a vendor to purchase photovoltaic panel manufacturing services during 2007 and 2008 at an aggregate cost range of €12 million to €18 million. Under terms of the agreement, the Company will provide the vendor with the required solar cells and the vendor will manufacture the panels according to mutually agreed to specifications. The supply agreement expires on December 31, 2008, but may be cancelled by either party with six months notice.